Exhibit 99.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

Financial Statements as of December 31, 2023 and 2022 and for the Year Ended December 31, 2023, Supplemental Schedule for the year ended December 31, 2023 and Report of Independent Registered Public Accounting Firm

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2023 and 2022	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2023	2

Notes to Financial Statements as of December 31, 2023 and 2022 and for the Year Ended December 31, 2023	3

SUPPLEMENTAL SCHEDULE:

Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2023	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the U.S. Benefits Administrative Committee and the Participants of
the Schweitzer-Mauduit International, Inc. Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the Plan) as of December 31, 2023 and 2022, and the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related notes and schedule (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the year ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedule

The supplemental schedule of delinquent participant contributions for the year ended December 31, 2023, has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moore, Colson & Company, P.C.
We have served as the Plan's auditor since 2014.
Atlanta, Georgia
July 12, 2024

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2023 AND 2022

	2023	2022
Assets:
Investments, at fair value	$—	$102,908,838

Receivables:
Participant contributions	—	75,588
Employer contributions	—	54,409
Notes receivable from participants	—	1,323,375
Total receivables	—	1,453,372

Net assets available for benefits	$—	$104,362,210

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2023

ADDITIONS:
Investment income:
Dividends	$1,627,837
Net appreciation in fair value of investments	12,985,957
Total investment income		14,613,794

Contributions:
Participants	4,536,832
Employer	2,715,653
Rollovers from other plans	1,618,649
Total contributions		8,871,134

Interest from notes receivable from participants		58,486

Total additions		23,543,414

DEDUCTIONS:
Administrative expenses		(80,518)
Benefit payments to participants		(30,322,724)
Total deductions		(30,403,242)

Net decrease in net assets available for benefits		(6,859,828)

Net assets available for benefits
-Beginning of year		104,362,210

Plan transfer out (Note 1)		$(97,502,382)

-End of year		$—

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General – On July 6, 2022, Schweitzer-Mauduit International, Inc. (SWM) consummated its previously announced merger transaction involving Neenah, Inc. (Neenah). A wholly-owned subsidiary of SWM merged with and into Neenah (the "Merger"), with Neenah surviving the Merger as a direct and wholly-owned subsidiary of SWM. Effective as of the closing date of the Merger, SWM changed its name to Mativ Holdings, Inc. (Mativ). The name of the Plan did not change as a result of the Merger. SWM will subsequently be referred to as Mativ and the SWM Stock Fund will subsequently be referred to as the Mativ Holdings, Inc. Common Stock Fund (Mativ Stock Fund).

The Plan is a defined contribution plan covering a large portion of employees of Mativ Holdings, Inc. (the “Company”), excluding certain non-resident aliens, leased employees and employees covered by a collective bargaining agreement (CBA), unless the CBA requires participation. The majority of Mativ’s employees are eligible to participate following one month of continuous service.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company’s Human Resources Committee oversees governance of the Plan, determines the appropriateness of the Plan’s investment offerings, monitors investment performance, and reports to the Plan’s Board of Directors. Effective January 1, 2023, the committee was restructured and Mativ’s Board of Directors appointed the U.S. Benefits Administrative Committee with oversight and governance of the Plan and appointed the U.S. Benefits Investment Committee (BIC) with oversight of the Plan’s investments. John Hancock Trust Company LLC (the "Trustee") holds the Plan's investment assets and executes investment transactions.

The Plan elected a Safe Harbor plan design, as permitted by the Internal Revenue Service (IRS), which exempts the Plan from certain compliance issues, primarily associated with non-discrimination testing.

Effective December 31, 2023, the Plan merged with the SWM Retirement Savings Plan II and the net assets were transferred out of the Plan as a result of the merger. This transaction is reflected within the statement of changes in net assets available for benefits as a Plan transfer.

Contributions - Participants may elect to defer from 1% to 75% of their annual compensation as defined in the Plan. The participants may elect to have the 401(k) portion as pretax elective deferrals and/or Roth elective deferrals. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed annual contribution limits established by the IRS. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans (rollovers). Participants direct the investment of their contributions into various investment options offered by the Plan, including the Mativ Stock Fund that invests in shares of Mativ.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

1. PLAN DESCRIPTION AND FUNDING POLICY (Continued)

The Company’s matching contribution, as well as any discretionary contributions to the Plan, is determined by the Board of Directors. The safe harbor employer matching contribution is 100% of the first 3% of compensation, 50% of the next 4-8% of compensation, and 25% of the next 2% of compensation. In addition, union hourly employees receive matching contributions equal to 25% of employee catch-up contributions. Contributions are subject to certain statutory limitations.

Participant Accounts - Each participant’s account is credited with the participant’s contribution, Company matching contributions, any discretionary contributions and Plan earnings. Participant accounts are charged with withdrawals, losses, and an allocation of administrative expenses. Allocations are based on participant earnings account balances or specific participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2.

Payment of Benefits and Forfeitures - On termination of service due to death, disability, retirement, or other reasons, a participant may elect to receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, partial payments, or installments over a period of not more than assumed life expectancy. If the vested amount in a participant's account does not exceed $5,000, the payment must be a lump-sum distribution.

The Plan is a Safe Harbor plan. The balance in the forfeiture account will be used to reduce employer contributions and/or plan administrative expenses. As of December 31, 2023 and 2022, total forfeitures available to reduce employer contributions and/or administrative expenses totaled $0 and $41,395, respectively. For the year ended December 31, 2023, employer contributions and/or administrative expenses were reduced by $0 from forfeited amounts.

Notes Receivable from Participants - Participants may borrow up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the vested balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined by the Plan administrator. Loans are repayable over periods up to five years with the exception of loans used to purchase a primary residence of the participant. Loans are repayable immediately upon death, disability, or termination of employment. Loan transactions are treated as a transfer to (from) the investment funds and from (to) the participant loan fund.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's Mativ Stock Fund accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's Mativ Stock Fund accounts should be tendered in response to offers therefore.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

1. PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Vesting - Participants are immediately vested in their safe harbor matching contributions, discretionary contributions and voluntary contributions plus earnings thereon.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition - As of December 31, 2023 and 2022, all investments are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). The Company’s Human Resources Committee determines the Plan's valuation policies utilizing information provided by the investment advisors and Trustee. Effective January 1, 2023, the committee was restructured, and the Company’s Board of Directors appointed the BIC with oversight of the Plan’s investments.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Expenses - Certain expenses of maintaining the Plan are paid by the Plan unless otherwise paid by the Company. Expenses that are paid by the Company are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant's account and are included in administrative expenses. Investment related expenses are included as a reduction in net appreciation (depreciation) in fair value of investments.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2023 and 2022, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the Plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

3. FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under Financial Accounting Standards Board Accounting Standards Codification 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. As of December 31, 2023 and 2022, there have been no changes in the methodologies used.

Mativ Stock Fund: The Mativ Stock Fund is a unitized fund which includes Mativ common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the Mativ Stock Fund plus the amount of cash. As of December 31, 2023 and 2022, the amount of cash totaled $0 and $228,575, respectively. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (NYSE). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (NAV) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

3.    FAIR VALUE MEASUREMENTS (Continued)

Stable value fund: Valued at NAV as a practical expedient, inclusive of the adjustment to contract value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The use of NAV is deemed appropriate as the stable value fund does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2023 and 2022:

Assets at Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total

Mativ Stock Fund	$—	$—	$—	$—
Registered investment companies	—	—	—	—
Total assets in the fair value hierarchy	$—	$—	$—	$—
Investment measured at NAV				—
Investments, at fair value				$—

	Assets at Fair Value as of December 31, 2022
	Level 1	Level 2	Level 3	Total

Mativ Stock Fund	$—	$4,312,183	$—	$4,312,183
Registered investment companies	83,576,320	—	—	83,576,320
Total assets in the fair value hierarchy	$83,576,320	$4,312,183	$—	$87,888,503
Investment measured at NAV				15,020,335
Investments, at fair value				$102,908,838

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

3.    FAIR VALUE MEASUREMENTS (Continued)

Fair Value of Investment that Uses NAV

The following table summarizes the investment measured at fair value based on NAV per share as of December 31, 2023 and 2022, respectively.

December 31, 2023	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$—	N/A	Daily	N/A

December 31, 2022	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$15,020,335	N/A	Daily	N/A

4. PARTY-IN-INTEREST AND RELATED PARTY TRANSACTIONS

For the year ended December 31, 2023 and 2022, the Plan’s Mativ Stock Fund held shares of the Company's common stock. For the year ended December 31, 2023, the Plan purchased shares for $260,350, sold shares for $1,211,609, had net depreciation of $1,177,561 and had dividends of $204,230 related to the Mativ Stock Fund. As of December 31, 2023 and 2022, the balance of the Mativ Stock Fund was $0 and $4,312,183, respectively. For the year ended December 31, 2023, the amount transferred into the SWM Retirement Savings Plan II was $2,387,593.

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held. The Plan has a revenue credit account with the Trustee which is funded through a revenue sharing agreement. For the year ended December 31, 2023, administrative expenses were reduced by $26,705 from the revenue credit account. Party-in-interest transactions also include loans made to participants.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

5. PRIORITIES UPON TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of termination, all Plan participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022
AND FOR THE YEAR ENDED DECEMBER 31, 2023

6. TAX STATUS

The IRS has determined and informed the Company by a letter dated January 21, 2016, that the Plan and related trust are designed in accordance with applicable sections of the Code. Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2023, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

7. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
Form 5500, Schedule H, Part IV, Line 4a, For the Year Ended December 31, 2023
Plan No. 002
EIN No. 62-1612879

Participant Contributions Transferred Late to Plan	Total that Constitute Non-exempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included [ ]	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under FSCP and PTE 2002-51
Various 2021 payroll periods	$299,685	N/A	N/A	N/A

See Report of Independent Registered Public Accounting Firm